Exhibit (a)(1)(A)

Flotek Industries, Inc.

Offer To Purchase For Cash

Any and All of its Outstanding

5.25% Convertible Senior Notes due 2028

CUSIP No. 343389AA0

ISIN No. US343389AA03

The Tender Offer (as defined below) will expire at 12:00 midnight (meaning the end of such day), New York City time, on February 13, 2013, unless extended (such date and time, as the same may be extended, the “Expiration Date”). Holders must validly tender and not validly withdraw their Notes on or before the Expiration Date in order to be eligible to receive the Tender Offer Consideration (as defined below). Holders may not withdraw their Notes after the Expiration Date, except in certain limited circumstances.

Flotek Industries, Inc., a Delaware corporation (which we refer to as “Flotek,” the “Company,” “we,” or “us”), hereby offers to purchase for cash (the “Tender Offer”) any and all of its outstanding 5.25% Convertible Senior Notes due 2028 (the “Notes”), at a price equal to the Tender Offer Consideration (as defined below), upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended or supplemented from time to time, the “Offer to Purchase”) and in the accompanying Letter of Transmittal (the “Letter of Transmittal”). We are making this Tender Offer as required by, and pursuant to the terms of, the Indenture (as defined below) under which the Notes were issued. Payment for Notes validly tendered and not validly withdrawn pursuant to the Tender Offer is subject to the satisfaction of certain conditions. However, the Tender Offer is not conditioned upon any minimum amount of Notes being tendered. The Company reserves the right, in its sole discretion subject to applicable law, to waive any and all conditions to the Tender Offer. See “Terms of the Tender Offer — Conditions to the Tender Offer.”

The “Tender Offer Consideration” for each $1,000 principal amount of Notes validly tendered and accepted for purchase pursuant to the Tender Offer shall be $1,000 plus unpaid interest accrued from and including the last interest payment date to, but not including, February 15, 2013 (the “Settlement Date”). Registered holders of Notes (“Holders”) must validly tender their Notes on or prior to the Expiration Date in order to be eligible to receive the Tender Offer Consideration. In respect of Notes validly tendered that are accepted for purchase, the Company will pay the Tender Offer Consideration on the Settlement Date.

January 11, 2013

TABLE OF CONTENTS

THE TENDER OFFER	ii
IMPORTANT INFORMATION	iii
IMPORTANT DATES	iv
SUMMARY	1
AVAILABLE INFORMATION	4
DOCUMENTS INCORPORATED BY REFERENCE	4
FORWARD-LOOKING STATEMENTS	5
THE COMPANY	6
TERMS OF THE TENDER OFFER	7
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS	17
INFORMATION AGENT AND DEPOSITARY	20
CONVERSION RIGHTS OF THE NOTES	21
MARKET PRICE FOR THE NOTES AND THE COMPANY’S COMMON STOCK	26
INTERESTS OF DIRECTORS, EXECUTIVE OFFICERS AND AFFILIATES OF THE COMPANY IN THE NOTES	26
PLANS OR PROPOSALS OF THE COMPANY	27
AGREEMENTS INVOLVING THE COMPANY’S SECURITIES	27
MISCELLANEOUS	27

i

THE TENDER OFFER

Holders of Notes subject to the Tender Offer that are validly tendered and not validly withdrawn on or before the Expiration Date and accepted for purchase will receive the Tender Offer Consideration. See “Terms of the Tender Offer – Tender Offer Consideration.”

Holders who validly tender and do not validly withdraw their Notes and whose Notes are accepted for purchase in the Tender Offer will be paid, as part of the Tender Offer Consideration, unpaid interest accrued from and including the last interest payment date to, but not including, the Settlement Date (“Accrued Interest”); provided, however that, in the event that the Settlement Date is a regularly scheduled interest payment date under the Indenture (as defined herein), interest on any Notes tendered in the Tender Offer will be paid to holders of record on the immediately preceding record date for such interest payment, and no additional accrued interest will be payable with respect to any Notes tendered. Pursuant to the terms of the Indenture, the Settlement Date will be February 15, 2013. Tenders of Notes will be accepted only in principal amounts equal to $1,000 or in integral multiples of $1,000 in excess thereof. All dollar amounts are in U.S. dollars unless otherwise indicated.

Notes that are validly tendered may be validly withdrawn at any time on or before the Withdrawal Deadline, but not thereafter, except in certain limited circumstances where we determine additional withdrawal rights are required by law.

The Company is offering to purchase any and all of the outstanding Notes. As of the date of this Offer to Purchase, the aggregate outstanding principal amount of the Notes subject to the Tender Offer is $5,188,000.

The Tender Offer is not conditioned upon any minimum amount of Notes being tendered.

We expressly reserve the right, in our sole discretion, subject to applicable law, to:

•	amend, modify or waive any and all conditions to the Tender Offer;

•	terminate the Tender Offer;

•	extend the Expiration Date and the Settlement date

•	delay accepting the Notes; or

•	otherwise amend the Tender Offer in any respect.

None of the Company, American Stock Transfer & Trust Company (in its capacity as depositary for the Tender Offer, the “Depositary”, or in its capacity as Trustee) or AST Phoenix Advisors (in its capacity as information agent for the Tender Offer, the “Information Agent”) is making any recommendation as to whether Holders should tender Notes in response to the Tender Offer.

IMPORTANT INFORMATION

This Offer to Purchase, the accompanying Letter of Transmittal and the documents incorporated by reference herein contain important information that you are urged to read before any decision is made with respect to the Tender Offer.

If you desire to tender Notes and: (1) you hold such Notes in book-entry form through DTC, you may tender such Notes through DTC pursuant to DTC’s Automated Tender Offer Program (“ATOP”), following the procedures set forth below and described in more detail under “Terms of the Tender Offer — Procedures for Tendering;” or (2) you hold physical certificates evidencing such Notes, you must complete and sign the accompanying Letter of Transmittal in accordance with the instructions in the Letter of Transmittal, mail or deliver it, the certificates for the tendered Notes and any other required documents to the Depositary. A beneficial owner whose Notes are held of record by a broker, dealer, commercial bank, trust company or other nominee must contact that nominee if the beneficial owner desires to tender those Notes. A beneficial owner of Notes tendered will not be obligated to pay brokerage fees or commissions to any of the Company, the Depositary or the Information Agent in connection with the Tender Offer. Such beneficial owners should contact their nominee to determine whether a fee will be charged for tendering Notes on their behalf pursuant to the Tender Offer.

We have not provided guaranteed delivery provisions in connection with the Tender Offer. You must tender your Notes in accordance with the procedures set forth under “Terms of the Tender Offer — Procedures for Tendering.”

Requests for additional copies of this Offer to Purchase or the accompanying Letter of Transmittal and requests for assistance relating to the procedures for tendering Notes may be directed to the Information Agent at the address and telephone number on the last page of this Offer to Purchase. Requests for assistance relating to the terms and conditions of the Tender Offer may be directed to the Information Agent at its address and telephone numbers on the last page of this Offer to Purchase. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance regarding the Tender Offer.

This Offer to Purchase and the accompanying Letter of Transmittal have not been filed with or approved or reviewed by any federal or state securities commission or regulatory authority of any jurisdiction, nor has any such commission or authority passed on the accuracy or adequacy of this Offer to Purchase. Any representation to the contrary is unlawful and may be a criminal offense.

This Offer to Purchase does not constitute an offer to purchase or a solicitation of an offer to sell Notes in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such offer or solicitation under applicable securities or blue sky laws.

The delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained or incorporated by reference in this Offer to Purchase is correct as of any time subsequent to the date of the document containing such information or that there has been no change in the information set forth or incorporated by reference in this Offer to Purchase or in the Letter of Transmittal or in our affairs or in the affairs of any of our affiliates since such date.

No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Offer to Purchase, and, if given or made, such information or representation may not be relied upon as having been authorized by the Company, the Depositary, the Information Agent or the Trustee.

Pursuant to the Indenture (as defined below) on February 15, 2013, Holders of Notes can require the Company to repurchase the Notes at a price equal to 100% of the principal amount thereof then outstanding plus accrued and unpaid interest to, but not including the settlement date. On and after February 15, 2013, the Notes are redeemable at a price equal to 100% of the principal amount thereof then outstanding, plus accrued and unpaid interest to, but not including, the redemption date. On the date hereof, the Company delivered a notice of redemption to the Trustee with respect to all of the outstanding Notes that are not validly tendered pursuant to this Tender Offer specifying a redemption date of February 15, 2013. Neither this Offer to Purchase nor the related Letter of Transmittal constitutes a notice of redemption of the Notes.

The Notes were issued under an Indenture among Flotek Industries, Inc., the guarantors party thereto and American Stock Transfer & Trust Company, as trustee (the “Trustee”), dated as of February 14, 2008 (the “Base Indenture”), as amended and supplemented by the First Supplemental Indenture thereto among the Company, the guarantors party thereto and the Trustee, dated as of February 14, 2008 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

The Trustee has not independently verified and makes no representation or warranty, express or implied, and assumes no responsibility, for the accuracy or adequacy of the information provided in this Offer to Purchase. The Trustee will conclusively rely on the results of the Tender Offer as reported by the Depositary and us, and the Trustee will have no liability in connection with such information.

IMPORTANT DATES

Holders of Notes should observe the following important dates in connection with the Tender Offer:

Date	Calendar Date and Time	Event
Expiration Date	12:00 midnight (meaning the end of such day), New York City time, on February 13, 2013, unless extended or earlier terminated by us subject to applicable law.	The deadline for Holders to tender Notes in order to be eligible to receive the Tender Offer Consideration for Notes validly tendered and not validly revoked.

Settlement Date	The Settlement Date is February 15, 2013, assuming the Tender Offer is not extended and the conditions to the Tender Offer have been satisfied or waived, subject to applicable law.	We will deposit with the Depositary the amount of cash necessary to pay the Tender Offer Consideration with respect to all Notes accepted for purchase on the Settlement Date. The Depositary will pay each Holder whose Notes are accepted for purchase Tender Offer Consideration for each such Note.

SUMMARY

The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the information appearing elsewhere or incorporated by reference in this Offer to Purchase. Each undefined capitalized term used in this Summary has the meaning set forth elsewhere in this Offer to Purchase.

The Company	The Tender Offer is being made by Flotek Industries, Inc., a Delaware corporation.

The Tender Offer

We are offering to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase, any and all of the outstanding Notes validly tendered and accepted for purchase. The Tender Offer is made pursuant to the provisions of the Indenture requiring the Company to purchase the Notes at the option of Holders on February 15, 2013. See “Terms of the Tender Offer.”

Notes may be tendered only in principal amounts equal to minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Notes	5.25% Convertible Senior Notes due 2028. $5,188,000 in aggregate principal amount of Notes were outstanding as of the date of this Offer to Purchase (CUSIP/ISIN No. 343389AA0/US343389AA03).

Purpose of the Tender Offer	The purpose of the Tender Offer is to satisfy the Company’s obligation to purchase the Notes at the option of Holders on February 15, 2013. On the date hereof, the Company delivered a notice of redemption to the Trustee with respect to all of the outstanding Notes that are not validly tendered pursuant to this Tender Offer specifying a redemption date of February 15, 2013. Neither this Offer to Purchase nor the related Letter of Transmittal constitutes a notice of redemption of the Notes.

Source of Funds	We intend to purchase the Notes in the Tender Offer and pay related fees and expenses using cash, which is being funded by cash on hand from working capital. The Company estimates that if all of the outstanding Notes are validly tendered and not validly withdrawn on or before the Expiration Date, then approximately $5.2 million will be required to complete the Tender Offer.

Tender Offer Consideration	The Tender Offer Consideration offered for each $1,000 principal amount of Notes tendered and accepted for purchase pursuant to the Tender Offer will be $1,000 plus Accrued Interest; provided, however that, in the event that the Settlement Date is a regularly scheduled interest payment date under the Indenture, interest on any Notes tendered in the Tender Offer will be paid to holders of record on the immediately preceding record date for such interest payment, and no additional accrued interest will be payable with respect to any Notes tendered. The Tender Offer Consideration will be equal to the price paid for redemption of any Notes that are not validly tendered pursuant to this Tender Offer.

Withdrawal Rights	Tenders of Notes may be validly withdrawn at any time at or prior to the Expiration Date, but thereafter may not be validly withdrawn, except in certain limited circumstances where we determine additional withdrawal rights are required by law. See “Terms of the Tender Offer—Withdrawal of Tenders.”

Expiration Date	The Expiration Date is 12:00 midnight (meaning the end of such day), New York City time, on February 13, 2013, unless extended by us subject to applicable law and the provisions of the Indenture.

Accrued Interest	Subject to the terms and conditions of the Tender Offer, Holders who validly tender and do not validly withdraw their Notes and whose Notes are accepted for purchase in the Tender Offer will be paid, as a part of the Tender Offer Consideration, unpaid interest accrued from and including the last interest payment date to, but not including, the Expiration Date; provided, however that, in the event that the Settlement Date is a regularly scheduled interest payment date under the Indenture (as defined herein), interest on any Notes tendered in the Tender Offer will be paid to holders of record on the immediately preceding record date for such interest payment, and no additional accrued interest will be payable with respect to any Notes tendered.

Settlement Date	The Settlement Date is expected to be February 15, 2013, assuming the Tender Offer is not extended, and subject to all conditions to the Tender Offer having been satisfied or waived by us.

Acceptance of Tendered Notes and Payment	Upon the terms of the Tender Offer and subject to the satisfaction or waiver of the conditions to the Tender Offer specified under “Terms of the Tender Offer — Conditions to the Tender Offer,” we will (1) accept for purchase Notes validly tendered (or defectively tendered, if we have waived such defect) and not validly withdrawn, and (2) pay the aggregate Tender Offer Consideration on the Settlement Date for all Notes accepted for purchase in the Tender Offer.

Conditions to the Tender Offer	Our obligation to accept for purchase, and pay for, validly tendered Notes that have not been validly withdrawn is subject to, and conditioned upon, satisfaction or, where applicable, waiver of, the General Conditions (as defined below). See “Terms of the Tender Offer — Conditions to the Tender Offer.” The Tender Offer is not conditioned on any minimum amount of Notes being tendered.

How to Tender Notes	See “Terms of the Tender Offer — Procedures for Tendering.” For further information, call the Depositary or consult your broker, dealer, commercial bank, trust company or other nominee for assistance. If Notes are held by a broker, dealer, commercial bank, trust company or other nominee, a Holder must contact such nominee if such Holder desires to tender Notes. DTC participants are encouraged, in lieu of completing and signing the Letter of Transmittal, to transmit their acceptance to DTC through ATOP.

Extensions, Amendments and Termination	We reserve the right, subject to applicable law, to extend the Expiration Date at any time, and to delay accepting Notes on or before the Expiration Date and not accept for purchase any Notes not theretofore accepted for purchase pursuant to the Tender Offer and otherwise amend the terms of the Tender Offer in any respect. Any such extension or amendment by us will be followed as promptly as practicable by an announcement thereof. If we make a material change to the terms of the Tender Offer or the information concerning the Tender Offer or waive a material condition of the Tender Offer, we will, to the extent required by law, disseminate additional Tender Offer materials and extend the Tender Offer. See “Terms of the Tender Offer—Expiration Date; Extensions; Amendments.”

Certain Considerations	See “Terms of the Tender Offer — Certain Significant Consequences to Holders” for a discussion of certain factors that should be considered in evaluating the Tender Offer.

Conversion Rights	The Notes are convertible in certain circumstances. See “Conversion Rights of the Notes.”

Certain United States Federal Income Tax Considerations	For a discussion of certain United States federal income tax considerations of the Tender Offer applicable to beneficial owners of the Notes, see “Certain United States Federal Income Tax Considerations.”

Depositary	American Stock Transfer & Trust Company is serving as Depositary in connection with the Tender Offer. The Depositary’s contact information appears on the last page of this Offer to Purchase.

Information Agent	AST Phoenix Advisors is serving as Information Agent in connection with the Tender Offer. Requests for additional copies of this Offer to Purchase should be directed to the Information Agent. The Information Agent’s contact information appears on the last page of this Offer to Purchase.

Additional Information	Requests for additional copies of this Offer to Purchase should be directed to the Company at its address as set forth on the last page of this Offer to Purchase.

Trustee	The Trustee for the Notes is American Stock Transfer & Trust Company.

AVAILABLE INFORMATION

The Company currently files reports and other information with the Securities and Exchange Commission (the “SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such reports and other information (including the documents incorporated by reference into this Offer to Purchase) may be inspected and copied at the Public Reference Section of the SEC at 100 F Street, NE, Washington, DC 20549. For more information on the SEC Public Reference Section, call 1-800-SEC-0330. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the SEC at its Washington address. The SEC also maintains a website (http://www.sec.gov) that contains reports, proxy statements and other information regarding companies that file electronically with the SEC, including Flotek Industries, Inc.

DOCUMENTS INCORPORATED BY REFERENCE

We “incorporate by reference” into this Offer to Purchase information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this Offer to Purchase. This Offer to Purchase incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about the Company and its subsidiaries and their financial condition.

Documents filed by the Company:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (as filed on March 7, 2012);

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012, filed on May 9, 2012, August 8, 2012 and November 7, 2012, respectively;

•	Current Reports on Form 8-K, filed on March 12, 2012, May 21, 2012, June 18, 2012, August 24, 2012, September 18, 2012, November 14, 2012, December 17, 2012 and December 28, 2012;

•	Information specifically incorporated by reference into our 2012 Annual Report on Form 10-K from our proxy statement on Schedule 14A filed on April 16, 2012.

Pursuant to General Instruction B of Form 8-K, any information submitted under Item 2.02, Results of Operations and Financial Condition, or Item 7.01, Regulation FD Disclosure, of Form 8-K is not deemed to be “filed” for the purpose of Section 18 of the Exchange Act, and we are not subject to the liabilities of Section 18 with respect to information submitted under Item 2.02 or Item 7.01 of Form 8-K. We are not incorporating by reference any information submitted under Item 2.02 or Item 7.01 of Form 8-K into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act or into this Offer to Purchase.

The Information Agent will provide without charge to each person to whom this Offer to Purchase is delivered, upon the request of such person, a copy of any or all of the documents incorporated or to be incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to the Information Agent at its address set forth on the last page of this Offer to Purchase.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase and the documents incorporated by reference herein contain “forward-looking statements” within the meaning of the safe harbor provisions, 15 U.S.C. § 78u-5, of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Forward-looking statements are not historical facts but instead represent the Company’s current assumptions and beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside the Company’s control. Such statements include estimates, projections, and statements related the Company’s business plan, objectives and expected operating results and assumptions upon which those statements are based. The forward-looking statements contained in this Offer to Purchase and the documents incorporated by reference herein are based on information available as of the date of this Offer to Purchase or the dates thereof, as applicable. The forward-looking statements relate to future industry trends and economic conditions, forecast performance or results of current and future initiatives and the outcome of contingencies and other uncertainties that may have a significant impact on the Company’s business, future operating results and liquidity. These forward-looking statements generally are identified by words including, but not limited to, “anticipate,” “believe,” “estimate,” “continue,” “intend,” “expect,” “plan,” “forecast,” “project” and similar expressions, or future-tense or conditional constructions such as “will,” “may,” “should,” “could,” etc. The Company cautions that these statements are merely predictions, not to be considered guarantees of future performance. Forward-looking statements are based upon current expectations and assumptions that are subject to risks and uncertainties that can cause actual results to differ materially from those projected, anticipated or implied.

A detailed discussion of potential risks and uncertainties that could cause actual results and events to differ materially from forward-looking statements is included in Part I, Item 1A — “Risk Factors” of the Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (the “Annual Report”) and periodically in reports filed with the Securities and Exchange Commission (the “SEC”). The Company has no obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events, except as required by law.

THE COMPANY

Flotek is a diversified, global, oilfield technology services driven company that develops and supplies oilfield products as well as services and equipment to oil, gas and mining industries. The Company’s strategic focus includes oilfield specialty chemicals and logistics and down-hole drilling and production related tools. The Company also provides automated bulk material handling, loading facilities and blending capabilities. Flotek’s products and services enable customers to drill wells more efficiently, increase existing and scheduled well production and decrease well operating costs. Flotek operates in over 20 domestic and international markets, including the Gulf Coast, Southwest, Rocky Mountains, Northeastern and Mid-Continental regions of the United States, Canada, Mexico, Central America, South America, Europe, Africa, Australia and Asia. Customers include major integrated oil and natural gas companies, oilfield services companies, independent oil and natural gas companies, pressure-pumping service companies, national and state-owned oil companies and international supply chain management companies.

Our principal executive offices are located at 10603 W. Sam Houston Pkwy N., Suite 300, Houston, Texas 77064, and our telephone number is (713) 849-9911. Our website address is http://www.flotekind.com. Information contained on our website is not incorporated by reference into and does not constitute a part of this Offer to Purchase.

TERMS OF THE TENDER OFFER

General

We are offering to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase, any and all of the outstanding Notes for the Tender Offer Consideration, payable on the Settlement Date.

The consideration offered for each $1,000 principal amount of Notes subject to the Tender Offer validly tendered on or before the Expiration Date, not validly withdrawn and accepted for purchase will be the Tender Offer Consideration, which includes Accrued Interest and will be payable on the Settlement Date; provided, however that, in the event that the Settlement Date is a regularly scheduled interest payment date under the Indenture, interest on any Notes tendered in the Tender Offer will be paid to holders of record on the immediately preceding record date for such interest payment, and no additional accrued interest will be payable with respect to any Notes tendered. We will publicly announce the actual aggregate consideration paid in the Tender Offer for the Notes promptly after it is determined. Under no circumstances will any interest be payable because of any delay in the transmission of funds to Holders by the Depositary.

The Depositary will calculate the Tender Offer Consideration, including Accrued Interest, and its calculation will be final and binding, absent manifest error.

Tender Offer Consideration

The Tender Offer Consideration for each $1,000 principal amount of Notes purchased pursuant to the Tender Offer will be $1,000 plus Accrued Interest. Because the Settlement Date is expected to be February 15, 2013, and because the Indenture provides that interest is payable on February 15 to Holders of record as of February 1, Accrued Interest is expected to be $0.00, and interest accruing on the Notes will be paid on February 15, 2013 to the Holders of record of the Notes as of February 1, 2013. The Tender Offer Consideration will be equal to the price paid for redemption of any Notes that are not validly tendered pursuant to this Tender Offer.

Purpose and Background of the Tender Offer

The purpose of the Tender Offer is to satisfy our obligation to purchase the Notes at the option of Holders on February 15, 2013. All Notes purchased pursuant to the Tender Offer will be cancelled pursuant to the Indenture on the Settlement Date.

On and after February 15, 2013, the Notes are redeemable at a price equal to 100% of the principal amount thereof then outstanding, plus accrued and unpaid interest to, but not including, the redemption date. On the date hereof, the Company delivered a notice of redemption to the Trustee with respect to all of the outstanding Notes that are not validly tendered in this Tender Offer specifying a redemption date of February 15, 2013. Neither this Offer to Purchase nor the related Letter of Transmittal constitutes a notice of redemption of the Notes.

No Recommendation by the Company, the Depositary, the Information Agent or the Trustee Concerning the Tender Offer

Neither we nor our Board of Directors nor the Depositary, the Information Agent or the Trustee makes any recommendation to any Holder whether to tender or refrain from tendering any or all of such Holder’s Notes, and none of them has authorized any person to make any such recommendation. Holders are urged to evaluate carefully all information in this Offer to Purchase, consult their own investment and tax advisors and make their own decisions whether to tender Notes, and, if so, the principal amount of Notes to tender.

Source of Funds

The Company expects to use cash on hand and borrowings under its Amended and Restated Credit Agreement to provide the total amount of funds required to purchase the Notes sought pursuant to the Tender Offer and to pay all Accrued Interest on the Notes purchased. The Company estimates that, if all of the outstanding Notes are tendered and not withdrawn on or before the Expiration Date, and the Settlement Date is February 15, 2013, then approximately $5.2 million will be required to complete the Tender Offer. The Company also reserves the right to use other available cash resources to repurchase the Notes.

Conditions to the Tender Offer

Notwithstanding any other provision of the Tender Offer, we will not be obligated to accept for purchase, and pay for, validly tendered Notes pursuant to the Tender Offer if the General Conditions have not been satisfied or waived, subject to applicable law. The Tender Offer is not conditioned upon any minimum principal amount of Notes being tendered.

For purposes of the foregoing provisions, all of the “General Conditions” shall be deemed to have been satisfied unless any of the following conditions shall have occurred on or after the date of this Offer to Purchase and before the Expiration Date:

•

the occurrence of (1) any general suspension of, shortening of hours for or limitation on prices for, trading in securities in the U.S. securities or financial markets (whether or not mandatory), (2) a material impairment in the trading markets for the Notes or securities generally, (3) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (4) any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States, (5) any attack on, outbreak or escalation of hostilities or acts of terrorism directly or indirectly involving the United States, (6) any catastrophic event caused by meteorological, geothermal or geophysical occurrences or other acts of God that would reasonably be expected to have a material adverse effect on us or our affiliates’ or subsidiaries’ business, operations, condition or prospects, (7) any significant adverse change in the U.S. securities or financial markets generally or in the case of any of the foregoing existing on the date of this Offer to Purchase, a material acceleration or worsening thereof, or (8) any other change or development, including a prospective change or development, in general economic, financial, monetary or market conditions that, in the Company’s reasonable judgment, has or may have a material adverse effect on the market price or trading of the Notes or upon the value of the Notes to the Company;

•

the existence of an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction that shall have been enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in the Company’s reasonable judgment, would or would be reasonably likely to prohibit, prevent or materially restrict or delay consummation of the Tender Offer or that is, or is reasonably likely to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company or its subsidiaries;

•

any instituted, pending or threatened action or proceeding before or by any court or governmental, regulatory or administrative agency or instrumentality, or by any other person, that challenges the making of the Tender Offer or is reasonably likely to directly or indirectly prohibit, prevent, restrict or delay the consummation of the Tender Offer or otherwise adversely affects the Tender Offer in any material manner;

•

the occurrence or existence, in the Company’s reasonable judgment, of any other actual or threatened legal impediment to the Tender Offer or any other circumstances that would materially adversely affect the transactions contemplated by the Tender Offer, or the contemplated benefits of the Tender Offer to the Company or its subsidiaries;

•

the occurrence of an event or events or the likely occurrence of an event or events that would or might reasonably be expected to prohibit, restrict or delay the consummation of the Tender Offer or materially impair the contemplated benefits of the Tender Offer, or that is, or is reasonably likely to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company and its subsidiaries; or

•

the objection by the Depositary or Trustee in any respect to, or the taking of any action by the Depositary or Trustee that would, in the Company’s reasonable judgment, be reasonably likely to materially and adversely affect the consummation of the Tender Offer, or the taking of any action by the Depositary or Trustee that challenges the validity or effectiveness of the procedures used by the Company in the making of the Tender Offer or in the acceptance of Notes.

The conditions described above are solely for our benefit and may be asserted only by us regardless of the circumstances giving rise to any such condition, including any action or inaction by us, and may be amended, modified or waived by us, in whole or in part, at any time and from time to time before the Settlement Date, subject to applicable law. Our failure at any time to exercise any of our rights will not be deemed a waiver of any other right, and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

If any of the foregoing conditions have not been met, we may (but will not be obligated to), at any time before the Settlement Date, subject to applicable law:

•	terminate the Tender Offer and return tendered Notes to the Holders who tendered them;

•	extend the Tender Offer, on the same or amended terms, and thereby delay acceptance for purchase of any validly tendered and not withdrawn Notes;

•	amend the Tender Offer in any respect by giving written notice of such amendment to the Depositary; or

•	waive the unsatisfied condition or conditions and accept for purchase all validly tendered Notes.

If we terminate the Tender Offer with respect to the Notes in whole or in part, we will notify the Depositary, and all of the Notes tendered pursuant to the Tender Offer and not accepted for payment will be returned promptly to the tendering Holders of such Notes. See “—Withdrawal of Tenders” below.

Certain Significant Consequences to Holders

In deciding whether to participate in the Tender Offer, each Holder should consider carefully, in addition to the other information contained in or incorporated by reference in this Offer to Purchase, the following considerations.

Limited Trading Market for the Notes

The Notes are not listed on any national or regional securities exchange. Historically, the trading market for the Notes has been limited. We currently expect that we will exercise our right to optionally redeem all outstanding Notes not purchased by us in the Tender Offer. However, to the extent that any Notes remain outstanding after the Tender Offer, the trading market for such Notes will likely become further limited. A bid for a debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may be lower than a bid for a comparable debt security with a greater float. Therefore, the market price for and liquidity of Notes not tendered or tendered but not purchased may be affected adversely to the extent that the principal amount of Notes purchased pursuant to the Tender Offer reduces the float. The reduced float may also tend to make the trading price more volatile.

Holders of unpurchased Notes may attempt to obtain quotations for their Notes from their brokers; however, there can be no assurance that an active trading market will exist for the Notes following consummation of the Tender Offer. The extent of the public market for the Notes following consummation of the Tender Offer will depend upon a number of factors, including the size of the float, the number of Holders remaining at such time, and the interest in maintaining a market in the Notes on the part of securities firms.

Limited Ability to Withdraw

Tenders of Notes may be validly withdrawn at any time at or before the Expiration Date, but, subject to the limited exceptions specified in this Offer to Purchase and applicable law, not thereafter. In addition, we may, in our sole discretion, subject to applicable law, extend the Expiration Date, at any time terminate the Tender Offer or delay acceptance for payment of or payment for Notes if any of the conditions to the Tender Offer shall not have been satisfied or waived in order to comply, in whole or in part, with any applicable law. Payment will not be made until the Settlement Date. Therefore, Holders who tender Notes at or before the Expiration Date may be forced to wait for an extended period of time before receiving payment, if at all. In any event, if the Tender Offer is terminated without any Notes being purchased, any Notes previously tendered pursuant to the Tender Offer will be promptly returned to the tendering Holders, and no Tender Offer Consideration will be paid or become payable.

Deadline to Receive the Tender Offer Consideration

Each Holder that validly tenders its Notes on or before the Expiration Date (and does not validly withdraw such tender) will be entitled to receive the Tender Offer Consideration, subject to the terms and conditions set forth in this Offer to Purchase. If a Holder’s Notes are not validly tendered on or before the Expiration Date, or such Holder’s Notes are validly tendered but validly withdrawn and not validly retendered on or before the Expiration Date, such Holder will not receive the Tender Offer Consideration.

Treatment of Notes Not Tendered in the Tender Offer

Notes not tendered and purchased in the Tender Offer will remain outstanding. The terms and conditions governing the Notes, including the covenants and other protective provisions contained in the Indenture under which the Notes were issued, will remain unchanged. No amendments to the Indenture are being sought.

Additional Repurchases of Notes

After the Expiration Date or termination of the Tender Offer, we or any of our affiliates may purchase any Notes not purchased by us in the Tender Offer in privately negotiated transactions, through tender or exchange offers, through open market purchases, or by redemption, defeasance or otherwise, upon such terms and at such prices as we may determine (or as may be provided for in the Indenture), which may be more or less than the price to be paid pursuant to the Tender Offer and may involve cash or other consideration. On the date hereof, the Company delivered a notice of redemption to the Trustee with respect to all of the outstanding Notes that are not validly tendered in this Tender Offer specifying a redemption date of February 15, 2013. Neither this Offer to Purchase nor the related Letter of Transmittal constitutes a notice of redemption of the Notes.

Expiration Date; Extensions; Amendments

The Expiration Date is 12:00 midnight (meaning the end of such day), New York City time, on February 13, 2013, unless extended, and in the case of any extension, the Expiration Date will be such date to which the Expiration Date is extended. We may, subject to applicable law and the provisions of the Indenture, extend the Expiration Date for any purpose, including, without limitation, to permit the satisfaction or waiver of any or all conditions to the Tender Offer. In order to extend the Expiration Date, we will notify the Depositary and will make a public announcement of such extension or postponement before 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement will, if required by law, state that we are extending the Expiration Date for a specified period or on a daily basis.

We expressly reserve the right, in our sole discretion, subject to applicable law, to:

•	amend, modify or waive any and all conditions to the Tender Offer;

•	terminate the Tender Offer;

•	extend the Expiration Date and the Settlement date

•	delay accepting the Notes; or

•	otherwise amend the Tender Offer in any respect.

If we exercise any such right, we will give written notice of such exercise to the Depositary and will make a public announcement of such exercise as promptly as practicable.

The minimum period during which the Tender Offer will remain open following a material change in the terms of the Tender Offer or in the information concerning the Tender Offer will be a minimum of ten business days (including the date we disseminate such change) following such change to allow for adequate dissemination of such change.

Procedures for Tendering

How to Tender Notes

For a Holder to validly tender Notes pursuant to the Tender Offer, a properly completed and duly executed Letter of Transmittal (or a manually executed facsimile of the Letter of Transmittal), with any required signature guarantee, or (in the case of a book-entry transfer) an Agent’s Message (as defined below) in lieu of the Letter of Transmittal, and any other required documents, must be received by the Depositary at its address set forth on the last page of this Offer to Purchase on or before the Expiration Date. In addition, on or before the Expiration Date, as applicable, either (1) such Holder’s Notes must be transferred pursuant to the procedures for book-entry transfer described below (and a confirmation of such tender must be received by the Depositary, including an Agent’s Message if the tendering Holder has not delivered a Letter of Transmittal) or (2) certificates for tendered Notes must be received by the Depositary at such address. To effectively tender Notes that are held through DTC, DTC participants should transmit their acceptance through ATOP, and DTC will then verify the acceptance and send an Agent’s Message to the Depositary for its acceptance.

If the Notes are registered in the name of a person other than the signer of the Letter of Transmittal, or if certificates for unpurchased Notes are to be issued to a person other than the registered Holder, the certificates must be endorsed or accompanied by appropriate bond powers, in either case signed exactly as the name of the registered Holder appears on the certificates, with the signature on the certificates or bond powers guaranteed as described below.

Any beneficial owner whose Notes are registered in the name of a broker-dealer, commercial bank, trust company or other nominee and who wishes to tender Notes should contact such registered Holder promptly and instruct the Holder to tender such Notes on the beneficial owner’s behalf. In some cases, the nominee may request submission of instructions on a Beneficial Owner’s Instruction Form. Beneficial owners should check with their nominees to determine the procedures for such form. If a beneficial owner wishes to tender such Notes itself, such beneficial owner must, before completing and executing the Letter of Transmittal and delivering such Notes, either make appropriate arrangements to register ownership of the Notes in such beneficial owner’s name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time.

The tender by a Holder pursuant to the procedures set forth in this Offer to Purchase will constitute an agreement between such Holder and us in accordance with the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal.

By tendering Notes pursuant to the Tender Offer, the Holder will be deemed to have represented and warranted that such Holder has full power and authority to tender, sell, assign and transfer the Notes tendered and that when we accept such Notes for purchase and payment, we will acquire good, marketable and unencumbered title to such Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right and have a net long position equal to or greater than the aggregate principal amount of the Notes tendered and will cause such Notes to be delivered in accordance with the terms of the Tender Offer. The Holder will also be deemed to have agreed, upon request, to execute and deliver any additional documents deemed by the Depositary or by us to be necessary or desirable to complete the sale, assignment and transfer of the Notes tendered.

Holders desiring to tender Notes pursuant to ATOP must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC. Except as otherwise provided in this Offer to Purchase, delivery of Notes will be deemed made only when (1) the Agent’s Message or (2) the Letter of Transmittal and certificates for the tendered Notes are actually received by the Depositary. No documents should be sent to us.

No Guaranteed Delivery

We have not provided guaranteed delivery provisions in connection with the Tender Offer. Holders must tender their Notes in accordance with the procedures set forth above under “— Procedures for Tendering.”

Book-Entry Transfer

The Depositary will establish an account with respect to the Notes at DTC for purposes of the Tender Offer, within two business days of the date of this Offer to Purchase, and any financial institution that is a participant in DTC may make book-entry delivery of Notes by causing DTC to transfer such Notes into the Depositary’s account in accordance with DTC’s procedures for such transfer. The Depositary and DTC have confirmed that Notes held in book-entry form through DTC that are to be tendered in the Tender Offer are eligible for ATOP. To effectively tender Notes eligible for ATOP that are held through DTC, DTC participants may, in lieu of physically completing and signing the Letter of Transmittal and delivering it to the Depositary, electronically transmit their acceptance through ATOP, and DTC will then verify the acceptance, execute a book-entry delivery to the Depositary’s account at DTC and send an Agent’s Message to the Depositary for its acceptance. The confirmation of a book-entry transfer into the Depositary’s account at DTC as described above is referred to in this Offer to Purchase as a “Book-Entry Confirmation.” The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC described in such Agent’s Message, stating (a) the aggregate principal amount of Notes that have been tendered by such participant pursuant to the Tender Offer, (b) that such participant has received this Offer to Purchase and the Letter of Transmittal and agrees to be bound by the terms of the Tender Offer as described in this Offer to Purchase and the Letter of Transmittal, and (c) that we may enforce such agreement against such participant.

Although delivery of Notes may be effected through book-entry transfer into the Depositary’s account at DTC, an Agent’s Message, and any other required documents, must, in any case, be transmitted to and received by the Depositary at its address set forth on the last page of this Offer to Purchase on or before the Expiration Date. Delivery of documents to DTC does not constitute delivery to the Depositary.

Any acceptance of an Agent’s Message transmitted through ATOP is at the election and risk of the person transmitting an Agent’s Message and delivery will be deemed made only when actually received by the Depositary.

Signature Guarantee

All signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a recognized participant in the Securities Transfer Agents’ Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (each, a “Medallion Signature Guarantor”) unless the Notes tendered or withdrawn, as the case may be, are tendered (1) by the registered Holder of such Notes and that Holder has not completed either of the boxes entitled “Special Payment Instructions” or “Special Delivery Instructions” on the Letter of Transmittal, or (2) for the account of a firm that is a member of a registered national securities exchange or the Financial Industry Regulatory Authority, Inc. or is a commercial bank, trust company or other nominee having an office or correspondent in the United States (each, an “Eligible Institution”). If Notes are registered in the name of a person other than the signer of a Letter of Transmittal or a notice of withdrawal, as the case may be, or if payment is to be made or certificates for unpurchased Notes are to be issued or returned to a person other than the Holder, then the Notes must be endorsed by the Holder, or be accompanied by a written instrument or instruments of transfer in form satisfactory to us, duly executed by the Holder, with such signatures guaranteed by a Medallion Signature Guarantor as described above.

Transfer of Ownership of Tendered Notes

Holders may not transfer record ownership of any Notes validly tendered and not validly withdrawn. Beneficial ownership in tendered Notes may be transferred by the Holder by delivering to the Depositary at its address set forth on the last page of this Offer to Purchase an executed Letter of Transmittal identifying the name of the person who deposited the Notes to be transferred and completing the “Special Delivery Instructions” box with the name of the transferee (or, if tendered by book-entry transfer, the name of the DTC participant on the security listing position listed as the transferee of such Notes) and the principal amount of the Notes to be transferred. If certificates have been delivered or otherwise identified (through a book-entry confirmation with respect to such Notes) to the Depositary, the name of the Holder who deposited the Notes, the name of the transferee and the certificate numbers relating to such Notes should also be provided in the Letter of Transmittal. A person who succeeds to the beneficial ownership of tendered Notes pursuant to these procedures will be entitled to receive the purchase price of the Notes and any applicable Accrued Interest if the Notes are accepted for purchase, or to receipt of the tendered Notes if the Tender Offer is terminated, provided, in each case, that we have been given proper and timely instructions as to the identity of such person and the address to which to deliver such purchase price or Notes.

Lost or Missing Certificates

If a Holder wishes to tender Notes pursuant to the Tender Offer, but the certificates evidencing such Notes have been mutilated, lost, stolen or destroyed, the Holder should write to, or telephone, the Trustee at its respective address or telephone number listed below about procedures for obtaining replacement certificates for such Notes and arranging for indemnification or any other matter that requires the Trustee to take action:

By Regular Mail:

American Stock Transfer & Trust Company, LLC

Operations Center

Attn: Reorganization Department

P.O. Box 2042

New York, New York 10272-2042

Toll-free (877) 248-6417

(718) 921-8317

Withholding Tax

Under United States federal income tax laws, the Depositary may be required to withhold on payments made to certain Holders who tender Notes pursuant to the Tender Offer. See “Certain United States Federal Income Tax Considerations” below.

Compliance with “Short Tendering” Rule

It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender Notes for such person’s own account unless the person so tendering (a) has a net long position equal to or greater than the aggregate principal amount of the Notes being tendered and (b) will cause such Notes to be delivered in accordance with the terms of the Tender Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

A tender of Notes in the Tender Offer under any of the procedures described above will constitute a binding agreement between the tendering Holder and us with respect to the Tender Offer upon the terms and subject to the conditions of the Tender Offer, including the tendering Holder’s acceptance of the terms and conditions of the Tender Offer, as well as the tendering Holder’s representation and warranty that (a) such Holder has a net long position in the Notes being tendered pursuant to the Tender Offer within the meaning of Rule 14e-4 under the Exchange Act and (b) the tender of such Notes complies with Rule 14e-4.

Other Matters

Subject to, and effective upon, the acceptance for purchase of, and payment for, the principal amount of Notes tendered in accordance with the terms and subject to the conditions of the Tender Offer, a tendering Holder will be deemed to have agreed to sell, assign and transfer to, or upon our order, all right, title and interest in and to all of the Notes tendered and accepted for purchase pursuant to the terms of the Tender Offer and waives any and all other rights with respect to such Notes (including, without limitation, any existing or past defaults and their consequences in respect of the Notes and the Indenture governing the Notes) and releases and discharges us from any and all claims the Holder may have now, or may have in the future, arising out of, or related to, such Notes, including, without limitation, any claims that the Holder is entitled to receive additional principal or interest payments with respect to such Notes or to participate in any repurchase, redemption or defeasance of the Notes. In addition, by tendering Notes pursuant to the Tender Offer, a Holder will be deemed to have irrevocably constituted and appointed the Depositary the true and lawful agent and attorney-in-fact of such Holder (with full knowledge that the Depositary also acts as our agent) with respect to any tendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (1) deliver such Notes or transfer ownership of such Notes on the account books maintained by DTC together with all accompanying evidences of transfer and authenticity, to or upon our order, (2) present such Notes for transfer on the register, and (3) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes, including receipt of funds from us for the purchase price for any Notes tendered pursuant to the Tender Offer that we purchase and transfer such funds to the Holder, all in accordance with the terms of the Tender Offer.

By tendering Notes pursuant to the Tender Offer, the Holder will be deemed to have agreed that the delivery and surrender of the Notes is not effective, and the risk of loss of the Notes does not pass to the Depositary, until receipt by the Depositary of (a) a properly transmitted Agent’s Message or (b) a properly completed and duly executed Letter of Transmittal and the certificates for the tendered Notes accompanying the Letter of Transmittal together with all accompanying evidences of authority and any other required documents in form satisfactory to us. All questions as to the form of all documents and the validity (including time of receipt) and acceptance of tenders and withdrawals of Notes will be determined by us, in our sole discretion, which determination shall be final and binding. Notes surrendered pursuant to this Offer to Purchase may be surrendered for conversion only if such Notes are validly withdrawn prior to the Expiration Date and in accordance with the Indenture.

Notwithstanding any other provision of the Tender Offer, payment of the Tender Offer Consideration in exchange for Notes tendered and accepted for purchase pursuant to the Tender Offer will occur only after timely receipt by the Depositary of (a) a Book-Entry Confirmation with respect to such Notes, together with an Agent’s Message and any other required documents or (b) a properly completed and duly executed Letter of Transmittal (or facsimile of the Letter of Transmittal), with any required signature guarantee, the certificates for the Notes accompanying the Letter of Transmittal and any other required documentation. The tender of Notes pursuant to the Tender Offer by one of the procedures set forth above will constitute an agreement between the tendering Holder and us in accordance with the terms and subject to the conditions of the Tender Offer. The method of delivery of the Letter of Transmittal, certificates for Notes and all other required documents is at the election and risk of the tendering Holder. If a Holder chooses to deliver by mail, the recommended method is by registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.

Alternative, conditional or contingent tenders will not be considered valid. We reserve the absolute right to reject any or all tenders of Notes that are not in proper form or the acceptance of which would, in our opinion, be unlawful. We also reserve the right, subject to applicable law, to waive or amend any of the conditions of the Tender Offer, or waive any defects or irregularities of tender as to particular Notes. Our interpretations of the terms and conditions of the Tender Offer will be final and binding. Any defect or irregularity in connection with tenders of Notes must be cured within such time as we determine, unless waived by us. Tenders of Notes shall not be deemed to have been made until all defects and irregularities have been waived by us or cured. None of the Company, the Trustee, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in tenders of Notes or will incur any liability to Holders for failure to give any such notice.

Acceptance of Notes for Purchase; Payment for Notes

Upon the terms and subject to the conditions of the Tender Offer, we will accept for purchase and promptly pay for any and all Notes validly tendered and not validly withdrawn. Unless the Company defaults in making payment of the Tender Offer Consideration, interest on Notes that are validly tendered and not validly withdrawn will cease to accrue on and after the Settlement Date.

For purposes of the Tender Offer and upon the terms and subject to the conditions set forth in this Offer to Purchase, we will be deemed to have accepted for purchase validly tendered Notes (or defectively tendered Notes with respect to which we have waived such defect) if, as and when we give oral (promptly confirmed in writing) or written notice of acceptance to the Depositary.

With respect to tendered Notes that are to be returned to Holders, such Notes will be returned without expense to the tendering Holder promptly (or, in the case of Notes tendered by book-entry transfer through DTC, such Notes will be credited to the account maintained at DTC from which such Notes were delivered, returned in accordance with such procedures) after the expiration or termination of the Tender Offer, unless other instructions were given by the Holder in the Letter of Transmittal or to the book-entry transfer facility.

We will pay for Notes accepted for purchase in the Tender Offer by depositing such payment in cash with the Depositary, which will act as agent for the tendering Holders for the purpose of receiving tenders of Notes, the aggregate Tender Offer Consideration, and transmitting the Tender Offer Consideration, to such Holders. Upon the terms and subject to the conditions of the Tender Offer, delivery by the Depositary of the Tender Offer Consideration for Notes subject to the Tender Offer validly tendered on or before the Expiration Date and accepted for payment will be made on the Settlement Date. Tendering Holders of the Notes should indicate in the applicable box in the Letter of Transmittal or to the book-entry transfer facility in the case of Holders who electronically transmit their acceptance through ATOP the name and address to which payment of the cash consideration and/or certificates evidencing Notes not accepted for purchase, each as appropriate, are to be issued or sent, if different from the name and address of the person signing the Letter of Transmittal or transmitting such acceptance through ATOP. In all cases, payment for Notes accepted for purchase pursuant to the Tender Offer will only be made after confirmation of book-entry transfer thereof.

We expressly reserve the right, in our sole discretion, but subject to applicable law and the provisions of the Indenture, to (1) delay acceptance for purchase of Notes tendered under the Tender Offer or the payment for Notes accepted for purchase (subject to Rule 14e-1 under the Exchange Act, which requires that we pay the consideration offered or return Notes tendered promptly after the termination or withdrawal of the Tender Offer) or (2) terminate the Tender Offer at any time.

If, for any reason, acceptance for purchase of, or payment for, validly tendered Notes pursuant to the Tender Offer is delayed, or we are unable to accept for purchase or to pay for validly tendered Notes pursuant to the Tender Offer, then the Depositary may, nevertheless, on behalf of us, retain the tendered Notes, without prejudice to our rights described under “— Expiration Date; Extensions; Amendments” and “— Conditions to the Tender Offer” above and “— Withdrawal of Tenders” below, but subject to Rule 14e-1 under the Exchange Act, which requires that we pay the consideration offered or return the Notes tendered promptly after the termination or withdrawal of the Tender Offer.

If any tendered Notes are not accepted for payment for any reason pursuant to the terms and conditions of the Tender Offer, such Notes (1) will be credited to an account maintained at DTC, designated by the DTC participant who so delivered such Notes promptly following the Expiration Date or the termination of the Tender Offer or (2) if the Holder holds physical Notes, such Notes will be returned by delivery of a certificate representing such returned principal amount (including delivery of the original certificate tendered if none of such Holder’s tendered Notes are accepted).

We reserve the right to transfer or assign, in whole or from time to time in part, to one or more of our affiliates or any third party the right to purchase all or any of the Notes tendered pursuant to the Tender Offer, or the obligation to pay all or any portion of the Tender Offer Consideration, due with respect to the Notes, or all of the foregoing, but any such transfer or assignment will not relieve us of our obligations under the Tender Offer and will in no way prejudice the rights of tendering Holders to receive payment for Notes validly tendered and not validly withdrawn and accepted for payment pursuant to the Tender Offer.

Holders who validly tender and do not validly withdraw their Notes and whose Notes are accepted for purchase in the Tender Offer will be paid Accrued Interest on their Notes from and including the last interest payment date to, but excluding, the Applicable Settlement Date. Under no circumstances will any additional interest be payable because of any delay by the Depositary in the transmission of funds to the Holders of purchased Notes or otherwise.

Tendering Holders of Notes purchased in the Tender Offer will not be obligated to pay brokerage commissions or fees to the Company or the Depositary or the Information Agent or, except as set forth below, to pay transfer taxes with respect to the purchase of their Notes. If, however, the Tender Offer Consideration is to be paid to, or if Notes not tendered or not accepted for payment are to be registered in the name of, any person other than a Holder, the amount of any transfer taxes (whether imposed on the Holder or such other person) payable on account of the transfer to such person will be deducted from the Tender Offer Consideration, unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted. We will pay all other charges and expenses in connection with the Tender Offer. See “Information Agent and Depositary.”

We will not be liable for any interest as a result of a delay by DTC in distributing funds.

Withdrawal of Tenders

Notes subject to the Tender Offer tendered on or before the Expiration Date may be validly withdrawn at any time on or before the Expiration Date, but not thereafter, except in certain limited circumstances where we determine additional withdrawal rights are required by law.

If the Tender Offer is terminated, Notes tendered pursuant to the Tender Offer will promptly be returned to the tendering Holders.

For a withdrawal of a tender of Notes to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the last page of this Offer to Purchase on or before the Expiration Date, by mail, fax or hand delivery or by a properly transmitted “Request Message” through ATOP. Any such notice of withdrawal must:

•

specify the name of the person who tendered the Notes to be withdrawn and, if different, the name of the registered Holder of such Notes (or, in the case of Notes tendered by book-entry transfer, the name of the DTC participant whose name appears on the security position listing as the owner of such Notes),

•

contain a description of the Notes to be withdrawn (including the principal amount and, in the case of Notes tendered by delivery of certificates rather than book-entry transfer, the certificate numbers for such Notes),

•

unless transmitted through ATOP, be signed by the Holder of such Notes in the same manner as the original signature on the Letter of Transmittal, including any required signature guarantees (or, in the case of Notes tendered by a DTC participant through ATOP, be signed by such participant in the same manner as the participant’s name is listed in the applicable Agent’s Message), or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of such Notes, and

•

if the Letter of Transmittal was executed by a person other than the registered Holder, be accompanied by a properly completed irrevocable proxy that authorized such person to effect such withdrawal on behalf of such Holder.

The signature on the notice of withdrawal must be guaranteed by a Medallion Signature Guarantor unless such Notes have been tendered for the account of an Eligible Institution. If certificates for the Notes to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal will be effective immediately upon receipt by the Depositary of written or facsimile transmission notice of withdrawal even if physical release is not yet effected. Withdrawal of tenders of Notes may not be rescinded, and any Notes properly withdrawn will be deemed not validly tendered for purposes of the Tender Offer. Withdrawal of Notes may only be accomplished in accordance with the foregoing procedures. Notes validly withdrawn may be retendered at any time on or before the Expiration Date by following the procedures described under “— Procedures for Tendering.”

All questions as to the form and validity (including time of receipt) of any notice of withdrawal of a tender will be determined by us, in our sole discretion, which determination shall be final and binding. None of the Company, the Depositary, the Information Agent or the Trustee or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal of a tender or incur any liability for failure to give any such notification.

If, for any reason, acceptance for purchase of, or payment for, validly tendered Notes pursuant to the Tender Offer is delayed, or we are unable to accept for purchase or to pay for validly tendered Notes pursuant to the Tender Offer, then, without prejudice to our rights under the Tender Offer, but subject to applicable law, tendered Notes may be retained by the

Depositary on our behalf and may not be validly withdrawn, subject to Rule 14e-1 under the Exchange Act, which requires that we pay the consideration offered or return the Notes tendered promptly after the termination or withdrawal of the Tender Offer.

Appraisal Rights

The Notes are debt obligations of the Company and are governed by the Indenture under which the Notes were issued. There are no appraisal or other similar statutory rights available to Holders in connection with the Tender Offer.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to the tender of Notes pursuant to the Tender Offer. This discussion is based upon the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury Regulations, promulgated and proposed thereunder, judicial authority and administrative interpretations, each as of the date of this prospectus supplement, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. Changes in these authorities, subsequent to the date of this prospectus supplement or retroactively applied, may cause the U.S. federal income tax consequences to vary substantially from the consequences described below. We cannot assure you that the Internal Revenue Service, or the IRS, will not challenge one or more of the tax consequences described below, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal income tax consequences of the Tender Offer. Any challenge by the IRS may materially and adversely impact your U.S. federal income tax consequences of the Tender Offer. Furthermore, the U.S. federal income tax treatment of a sale of Notes pursuant to the Tender Offer may be significantly modified by future legislative or administrative changes or court decisions. Any modification may be retroactively applied.

This discussion is limited to Holders who hold the Notes as capital assets (generally, property held for investment). This discussion does not address the tax considerations arising under U.S. federal estate or U.S. federal gift tax laws or under the laws of any foreign, state, local or other jurisdiction. In addition, this discussion does not address all tax considerations that may be important to a particular Holder in light of the Holder’s circumstances, or to certain categories of Holders that may be subject to special rules, such as:

•	dealers in securities or currencies;

•	traders in securities that elect to use the mark-to-market method of accounting for their securities;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons holding Notes as part of a hedge, straddle, conversion, constructive sale or other “synthetic security” or integrated transaction;

•	U.S. expatriates and certain former citizens or long-term residents of the United States;

•	banks, thrifts, insurance companies, regulated investment companies, real estate investment trusts, and other financial institutions;

•	persons subject to the alternative minimum tax;

•	foreign entities treated as domestic corporations for U.S. federal income tax purposes;

•	entities that are exempt from U.S. federal income tax; and

•	partnerships and other pass-through entities and holders of interests therein.

If a partnership (or an entity or arrangement treated as a partnership for U.S. federal tax purposes) holds the Notes, the tax treatment of a partner of the partnership generally will depend upon the status of the partner and the activities of the partnership, among other things. A person or entity that is a partner of a partnership tendering Notes is urged to consult its tax advisor.

A Holder that does not tender its Notes in the Tender Offer or does not have its of Notes accepted for purchase pursuant to the Tender Offer will not recognize any gain or loss as a result of the Tender Offer.

Investors considering tendering Notes pursuant to the Tender Offer are urged to consult their own tax advisors regarding the application of U.S. federal income tax laws to their particular situations as well as any tax consequences of the tender offer under U.S. federal estate or gift tax laws or under the laws of any state, local or foreign jurisdiction or under any applicable tax treaty.

Tax Considerations for U.S. Holders

You are a “U.S. holder” for purposes of this discussion if you are a beneficial owner of a Note and you are for U.S. federal income tax purposes:

•	an individual who is a U.S. citizen or U.S. resident alien;

•

a corporation, or other entity classified as a corporation for U.S. federal tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

A sale of Notes by a U.S. holder pursuant to the Tender Offer will be a taxable transaction for U.S. federal income tax purposes. Upon a sale of Notes pursuant to the Tender Offer, you will recognize gain or loss equal to the difference between (i) the amount of cash you receive, reduced by any net negative adjustment carryforward with respect to the Notes and (ii) your adjusted tax basis in the Notes.

The amount of cash you receive upon the sale of a Note will be treated as a contingent payment and, under the Indenture, by acceptance of a Note or a beneficial interest in a Note, you were and are deemed to have agreed to so treat the cash. Any gain you recognize upon the sale of a Note generally will be treated as ordinary interest income. This differs from the tax rules applicable to convertible debt instruments that are not subject to the U.S. Treasury Regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”). Any loss you recognize will be treated as ordinary loss to the extent of your prior net interest inclusions with respect to the Note. Any loss in excess of that amount will be treated as capital loss, which will be long-term capital loss if you held the Note for more than one year at the time of the sale of the Note. The deductibility of capital losses is subject to limitations.

Special rules apply in determining the tax basis of a Note. Your tax basis in a Note will generally equal your original purchase price for the Note, increased by interest you previously accrued on the Note (determined without taking into account any adjustments to interest accruals due to actual payments with respect to the Notes for a taxable year not being equal to projected payments for that taxable year) and reduced by the amount of any projected payments previously scheduled to be made on the Note under the projected payment schedule (without regard to the actual amount paid). Your tax basis will also be increased or decreased by the amount of any positive or negative adjustment, respectively, that you were required to make by reason of a difference between the tax basis of your Notes and their adjusted issue price.

Payments of principal and interest (including accrued original issue discount) on, and the proceeds of dispositions of, the Notes may be subject to information reporting and U.S. federal backup withholding tax at the applicable statutory rate if a U.S. holder fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Any amounts so withheld will be allowed as a credit against a U.S. holder’s U.S. federal income tax liability and may entitle a U.S. holder to a refund, provided the required information is timely furnished to the IRS.

Tax Considerations for Non-U.S. Holders

You are a “non-U.S. holder” for purposes of this discussion if you are a beneficial owner of Notes (other than an entity treated as a partnership for U.S. federal tax purposes) that is not a U.S. holder.

All payments on the Notes made to you, including any gain realized on a sale of the Notes (to be calculated including the amount of cash you receive), will be exempt from U.S. federal income or withholding tax provided that:

•

you do not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote, you are not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, and you certify on IRS Form W-8BEN (or successor form), under penalties of perjury, that you are not a United States person and provide your name and address and otherwise satisfy applicable documentation requirements;

•

such payments and gain are not effectively connected with your conduct of a trade or business in the United States (and in the case of an applicable tax treaty, are not attributable to a permanent establishment maintained by you in the United States);

•	if you are an individual, you are present in the United States for fewer than 183 days in the taxable year of the disposition; and

•

we are not a “U.S. real property holding corporation” for U.S. federal income tax purposes. In general, we would be a U.S. real property holding corporation if interests in U.S. real estate comprised most of our assets. We believe that we are not and have not been a U.S. real property holding corporation.

If you fail to meet any of the conditions described in the first and second bullet points above, you generally will be subject to the 30% U.S. federal withholding tax with respect to payments of interest, including payments treated as interest, on the Notes, unless you provide the applicable withholding agent with a properly executed (1) IRS Form W-8BEN or successor form claiming an exemption from or reduction in this withholding tax under the benefit of an applicable tax treaty or (2) IRS Form W-8ECI or successor form stating that interest income recognized by you on the Notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

If you are engaged in a trade or business in the United States and interest income on your Notes is effectively connected with your conduct of that trade or business (and, if required by an applicable tax treaty, is attributable to a permanent establishment maintained by you in the United States), you generally will be subject to U.S. federal income tax on that interest income on a net income basis at the applicable individual or corporate rates in the same manner as if you were a U.S. holder, as described above, although you will be exempt from the 30% withholding tax, provided the certification requirements described above are satisfied. In addition, if you are a foreign corporation, you may be subject to a branch profits tax at a rate of 30%, or lower rate as may be prescribed under an applicable tax treaty.

Generally, information returns may be filed with the IRS in connection with the payments on the Notes, the proceeds from the sale of the Notes and the amount of tax, if any, withheld from those payments. Copies of the information returns reporting such interest and withholding also may be made available to the tax authorities in the country in which you reside under the provisions of an applicable tax treaty.

In general, you will not be subject to backup withholding with respect to payments made to you, provided that the applicable withholding agent does not have actual knowledge or reason to know that you are a United States person and you have given the applicable withholding agent an appropriate statement certifying, under penalties of perjury, that you are not a United States person. You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability provided that the required information is furnished to the IRS in a timely manner.

INFORMATION AGENT AND DEPOSITARY

Information Agent

AST Phoenix Advisors has been appointed as Information Agent in connection with the Tender Offer. Any Holder or beneficial owner that has questions concerning tender procedures or would like to request additional copies of this Offer to Purchase or the accompanying Letter of Transmittal should contact the Information Agent at the address and telephone number set forth on the last page of this Offer to Purchase.

We will pay the Information Agent reasonable and customary fees for their services and will reimburse them for their reasonable out-of-pocket expenses in connection with the Tender Offer, including the fees and disbursements of counsel.

We have agreed to indemnify the Information Agent against certain liabilities, including certain liabilities under the federal securities laws.

The Information Agent assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates contained in this Offer to Purchase or the accompanying Letter of Transmittal or for any failure by us to disclose events that may have occurred and may affect the significance or accuracy of such information.

Depositary

American Stock Transfer & Trust Company has been appointed as Depositary in connection with the Tender Offer. Holders also may contact their broker, dealer, commercial bank or trust company for assistance concerning the Tender Offer. Letters of Transmittal and all correspondence in connection with the Tender Offer should be sent or delivered by each Holder or a beneficial owner’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at the address and facsimile number set forth on the last page of this Offer to Purchase.

We will pay the Depositary reasonable and customary fees for their services and will reimburse them for their reasonable out-of-pocket expenses in connection with the Tender Offer, including the fees and disbursements of counsel.

We have agreed to indemnify the Depositary against certain liabilities, including certain liabilities under the federal securities laws.

The Depositary assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates contained in this Offer to Purchase or the accompanying Letter of Transmittal or for any failure by us to disclose events that may have occurred and may affect the significance or accuracy of such information.

CONVERSION RIGHTS OF THE NOTES

As described in this section , the Notes are convertible, in certain circumstances, into shares of the Company’s common stock, par value $1.00 per share (the “Common Stock”).

General

Prior to January 15, 2028, the Notes will be convertible only upon satisfaction of one or more of the conditions described under the headings “—Conversion Upon Satisfaction of Sale Price Condition,” “—Conversion Upon Satisfaction of Trading Price Condition,” “—Conversion Upon Notice of Redemption,” and “—Conversion Upon Specified Corporate Transactions.” On and after January 15, 2028, the Notes will be convertible until the close of business on the second business day immediately preceding the maturity date of the Notes regardless of the foregoing conditions. Upon conversion, we will deliver, for each $1,000 principal amount of Notes converted, either (i) a number of shares of our common stock equal to the conversion rate, or (ii) a combination of cash and shares of our common stock, if any, in each case as described under “—Payment Upon Conversion” below. In addition, at any time on or before the third scheduled trading day immediately preceding the applicable conversion period for net-share settlement described below, we may irrevocably waive in our sole discretion without the consent of the holders of the Notes, by notice to the trustee and the holders of the Notes, our right to satisfy our conversion obligations solely in shares of our common stock as described above.

The initial conversion rate was shares of our common stock per $1,000 principal amount of Notes, subject to adjustment as described under “—Conversion Rate Adjustments.” This represented an initial conversion price of approximately $22.75 per share of our common stock. As of the date of this Offer to Purchase, no event has occurred or is expected to occur that would result in an adjustment to this conversion rate. The conversion rate (and consequently the conversion price) may also be adjusted in certain corporate transactions that also constitute a fundamental change. See “—Adjustment to Shares Delivered Upon Conversion Upon Certain Fundamental Changes” below.

If we call Notes for redemption, a holder of Notes may convert Notes only until the close of business on the third scheduled trading day (as defined below) prior to the redemption date unless we fail to pay the redemption price. If a holder of Notes has submitted Notes for repurchase upon a fundamental change or on a purchase date that is unrelated to a fundamental change, the holder may convert those Notes only if that holder withdraws the repurchase notice delivered by that holder in accordance with the terms of the indenture and the holder is otherwise entitled to convert.

Upon conversion, you will not receive any separate cash payment or shares for accrued and unpaid interest (including contingent interest, if any) unless such conversion occurs between a regular record date and the interest payment date to which it relates as described below. Our delivery to you of shares of our common stock or a combination of cash and shares of our common stock, if applicable, together with any cash payment for any fractional share, into which a note is convertible, will be deemed to satisfy in full our obligation to pay:

•	the principal amount of the note; and

•	accrued and unpaid interest (including contingent interest, if any) to, but not including, the conversion date.

As a result, accrued and unpaid interest (including contingent interest, if any) to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the preceding paragraph, if Notes are converted after 5:00 p.m., New York City time, on a regular record date for the payment of interest, holders of such Notes at 5:00 p.m., New York City time, on such record date will receive the interest (including contingent interest, if any) payable on such Notes on the corresponding interest payment date notwithstanding the conversion. Any Notes surrendered for conversion during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date, must be accompanied by funds equal to the amount of interest and contingent interest, if any, payable on the Notes so converted; provided that no such payment need be made:

•	if we have specified a redemption date that is after a record date and on or prior to the corresponding interest payment date;

•	if we have specified a fundamental change purchase date that is after a record date and on or prior to the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

If a holder converts Notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Conversion Upon Satisfaction of Sale Price Condition

A holder may surrender all or a portion of its Notes for conversion during any fiscal quarter (and only during such fiscal quarter) if the last reported sale price of the common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 120% of the conversion price on such last trading day.

The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is listed for trading. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the mid-point of the last quoted bid and ask prices for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms (which may include the underwriter or its affiliates) selected by us for this purpose.

A “trading day” is any day during which (i) trading in our common stock generally occurs, and (ii) there is no market disruption event. For purposes of the definition of “trading day,” “market disruption event” means the occurrence or existence during the one-half hour period ending on the scheduled close of trading on the principal U.S. national or regional securities exchange on which our common stock is listed for trading of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options contracts or future contracts relating to our common stock.

Conversion Upon Satisfaction of Trading Price Condition

A holder of Notes may surrender its Notes for conversion during the five business day period after any 10 consecutive trading day period (the “measurement period”) in which the “trading price” per $1,000 principal amount of Notes, as determined following a request by a holder of Notes in accordance with the procedures described below, for each trading day of the measurement period was less than 95% of the product of the last reported sale price of our common stock and the conversion rate for such trading day.

The “trading price” of the Notes on any date of determination will be determined as provided above under “—Contingent Interest”; provided however that for purposes of the foregoing provision, if the bid solicitation agent cannot reasonably obtain on any trading day at least one bid for $5.0 million principal amount of the Notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of Notes for such trading day will be deemed to be less than 95% of the product of the last reported sale price of our common stock and the applicable conversion rate.

In connection with any conversion upon satisfaction of the above trading price condition, the bid solicitation agent shall have no obligation to determine the trading price of the Notes unless we have requested such determination; and we shall have no obligation to make such request unless a holder of a note provides us with reasonable evidence that the trading price per $1,000 principal amount of Notes would be less than 95% of the product of the last reported sale price of our common stock and the applicable conversion rate. At such time, we shall instruct the bid solicitation agent to determine the trading price of the Notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of Notes for any trading day is greater than or equal to 95% of the product of the last reported sale price of our common stock and the applicable conversion rate.

Conversion Upon Notice of Redemption

If we call any or all of the Notes for redemption, holders may convert Notes that have been so called for redemption at any time prior to the close of business on the third scheduled trading day prior to the redemption date, even if the Notes are not otherwise convertible at such time, after which time the holder’s right to convert will expire unless we default in the payment of the redemption price.

Conversion Upon Specified Corporate Transactions

Certain Distributions

If we elect to:

•

distribute to all holders of our common stock any rights or warrants entitling them to purchase, for a period expiring within 45 days after the ex-dividend date of the distribution, shares of our common stock at a price per share less than the average of the last reported sale prices of our common stock for the 10 consecutive trading-day period ending on the trading day preceding the declaration date for such distribution; or

•

distribute to all holders of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value, as determined by our board of directors, exceeding 15% of the last reported sale price of our common stock on the trading day immediately preceding the declaration date for such distribution, we must notify the holders of the Notes at least 25 scheduled trading days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their Notes for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day immediately prior to the ex-dividend date or our announcement that such distribution will not take place, even if the Notes are not otherwise convertible at such time.

The “ex-dividend date” is the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question.

Certain Corporate Events

If we are party to the consummation of any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of our and our subsidiaries’ assets, taken as a whole, to any person other than one of our subsidiaries other than a transaction where the holders of more than 50% of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving entity or transferee or the parent thereof immediately after such event, we must notify holders of the Notes at least 25 scheduled trading days prior to the anticipated effective date for such transaction. Once we have given such notice, holders may surrender their Notes for conversion at any time until seven scheduled trading days after the actual effective date of such transaction or, if later, the related fundamental change purchase date. In addition, you may surrender all or a portion of your Notes for conversion if a fundamental change of the type described in clauses (1) and (3) of the definition of fundamental change occurs. In such event, you may surrender Notes for conversion at any time beginning on the actual effective date of such fundamental change until and including the date which is seven scheduled trading days after the actual effective date of such transaction or, if later, until the related fundamental change purchase date corresponding to such fundamental change.

Conversion During Specified Period Immediately Prior to Maturity

Notwithstanding anything herein to the contrary, a holder may surrender its Notes for conversion beginning on January 15, 2028, until the close of business on the second business day immediately preceding stated maturity.

Conversion Procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled and, if required, pay all taxes or duties, if any.

If you hold a certificated note, to convert you must:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

The date you comply with these requirements is the conversion date under the indenture.

If a holder has already delivered a purchase notice in connection with a fundamental change or at the option of such holder (as described under the Indenture) with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture.

Delivery of any shares will be accomplished by delivery to the conversion agent of certificates for the relevant number of shares, other than in the case of holders of Notes in book-entry form with DTC, which shares shall be delivered in accordance with DTC customary practices. In addition, we will pay cash for any fractional shares, as described below.

Payment Upon Conversion

In the event that we receive a holder’s notice of conversion upon satisfaction of one or more of the conditions to conversion described above, we will notify the relevant holders within two scheduled trading days following the conversion date whether we will satisfy our obligation to convert the Notes through delivery of (i) shares of our common stock equal to the applicable conversion rate (plus cash in lieu of any fractional shares) or (ii) a combination of cash and shares of our common stock, if any, as described below (which we refer to as the “net-share settlement” method). In addition, at any time on or before the third scheduled trading day prior to the applicable conversion period for net-share settlement, we may irrevocably waive, in our sole discretion without the consent of the holders, by notice to the trustee and the holders of the Notes, our right to satisfy our conversion obligation in shares of our common stock (plus cash in lieu of any fractional shares) pursuant to clause (i) above. We will not be permitted to elect the option described in clause (i) above if we have made the election to waive our right to do so or if the conversion period for the applicable Notes as described below would not commence on or after the scheduled trading day after our notice of settlement. Notwithstanding the foregoing, if we elect to redeem the Notes, we will, in our notice of redemption, elect whether we will settle any conversions of Notes called for redemption pursuant to clause (i) or (ii) above (unless we have irrevocably elected to waive our right to satisfy our conversion obligation pursuant to clause (i) above), which election shall apply to all Notes converted following our notice of redemption.

If we elect to settle our obligation to convert the Notes (the “conversion obligation”) solely in shares of our common stock as described above, we will deliver, as soon as practicable following the conversion date, for each $1,000 principal amount of Notes, a number of shares of our common stock equal to the conversion rate, plus cash in lieu of any fractional shares determined as described below.

If we elect to settle our conversion obligation through a net-share settlement (or if we have waived our right to settle our conversion obligation solely in shares of common stock as described above), we will deliver as soon as practicable following the last VWAP trading day of the conversion period, for each $1,000 principal amount of Notes, the aggregate “daily settlement amount” for each of the 20 VWAP trading days during the conversion period for such Notes.

The “conversion period” with respect to any note means:

•

with respect to any conversion date occurring during the period beginning on the 25th scheduled trading day prior to the maturity date of the Notes, the 20 consecutive VWAP trading-day period beginning on and including the 22nd scheduled trading day prior to the maturity date (or if such day is not a VWAP trading day, the next succeeding VWAP trading day);

•

with respect to any note called for redemption, the 20 consecutive VWAP trading day period beginning on and including 22nd scheduled trading day prior to the redemption date (or if such day is not a VWAP trading day, the next succeeding VWAP trading day);

•	in all other instances, the 20 consecutive VWAP trading day period beginning on and including the third VWAP trading day after the conversion date.

The “daily settlement amount,” for each of the 20 VWAP trading days during the applicable conversion period, will consist of:

•	cash in an amount equal to the lesser of $50 and the daily conversion value relating to such day (the sum of such cash amount for each of the 20 VWAP trading days, the “principal return”); and

•

to the extent the daily conversion value exceeds $50, a number of shares of our common stock equal to the excess of the daily conversion value over $50, divided by the daily VWAP of our common stock (or the consideration into which our common stock has been exchanged in connection with certain corporate transactions) on such VWAP trading day (we refer the sum of such shares for each of the 20 VWAP trading days, the “net shares”).

The “daily conversion value” means, for each of the 20 consecutive VWAP trading days during the conversion period, 1/20th of the product of (1) the conversion rate on such day and (2) the daily VWAP of our common stock (or the consideration into which our common stock has been exchanged in connection with certain corporate transactions) on such day.

The “daily VWAP” for our common stock (or for the consideration into which our common stock has been exchanged in connection with certain corporate transactions) means, for each of the 20 consecutive VWAP trading days during the conversion period, in the case of our common stock, the per share volume weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page FTK.UQAQR in respect of the period from the scheduled open of trading on the principal trading market for our common stock to the scheduled close of trading on such market on such VWAP trading day, or if such volume-weighted average price is unavailable, or in the case of such other consideration, the market value of one share of our common stock (or of such other consideration) on such VWAP trading day as we determine in good faith using, if reasonably practicable, a volume-weighted method.

“VWAP trading day” means a day during which (i) trading in our common stock generally occurs on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading and (ii) there is no VWAP market disruption event. If our common stock is not so listed or traded, then “VWAP trading day” means a business day.

“VWAP market disruption event” means (i) a failure by the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. on any scheduled trading day for our common stock for an aggregate one half-hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options contracts or futures contracts relating to our common stock.

We will deliver cash in lieu of any fractional share of common stock issuable in connection with settlement of the conversion obligation based on (i) in the case of a net-share settlement, the daily VWAP of our common stock on the last day of the conversion period, and (ii) otherwise, the last reported sale price of our common stock on the conversion date. The delivery of shares of our common stock, if any, will occur through the conversion agent or DTC, as the case may be.

Conversion Rate Adjustments

The conversion rate is subject to adjustment in connection with certain events specified in the Indenture, including stock dividends, share splits or combinations, distribution of warrants to purchase shares, distributions of shares of capital stock, indebtedness or other assets, payments of cash dividends and payments in connection with tender offers or exchange offers for our common stock, in each case subject to the terms and conditions specified in the Indenture.

Recapitalizations, Reclassifications and Changes of Our Common Stock

In the case of any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination), a consolidation, merger or combination involving us, a sale or conveyance to another person of all or substantially all of our property and assets or any statutory share exchange, in each case as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, following the effective time of the transaction, the right to receive shares of our common stock upon conversion of a note, if any, will be changed into the right to receive the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder would have been entitled to receive (the “reference property”) upon such transaction in respect of such common stock, as provided in the Indenture.

Adjustment to Shares Delivered Upon Conversion Upon Certain Fundamental Changes

If you elect to convert your Notes as described above under “—Conversion Upon Specified Corporate Transactions-Certain Corporate Events,” in connection with a corporate transaction that also constitutes a fundamental change on or following the effective date of such transaction and the effective date of which occurs on or prior to February 15, 2013, the conversion rate will be increased by an additional number of shares of common stock as provided in the Indenture.

MARKET PRICE FOR THE NOTES AND THE COMPANY’S COMMON STOCK

There is no established reporting system or trading market for trading in the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, float, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results, the market price and implied volatility of the Common Stock and the market for similar securities. As of January 10, 2013, $5,188,000 in aggregate principal amount of the Notes was outstanding.

As set forth in the Indenture, Holders have the conversion rights. See “Conversion Rights of the Notes.” The Common Stock is listed on the NYSE under the symbol “FTK.” The following table sets forth, for the fiscal quarters indicated, the high and low sales prices of the Common Stock as reported on the NYSE:

Quarter Ended	High	Low
March 31, 2013(through January 10, 2013)	$13.20	$12.36
December 31, 2012	13.20	9.23
September 30, 2012	13.24	8.64
June 30, 2012	14.73	8.46
March 31, 2012	13.71	10.10
December 31, 2011	$10.70	$3.89
September 30, 2011	10.77	4.20
June 30, 2011	9.94	6.98
March 31, 2011	8.89	4.84

On January 10, 2013, the closing price of the Common Stock on the NYSE was $12.80 per share. As of January 10, 2013, there were approximately 49,964,000 shares of Common Stock outstanding. We urge you to obtain current market information for the Notes, to the extent available, and the Common Stock before making any decision to tender your Notes in the Tender Offer.

INTERESTS OF DIRECTORS, EXECUTIVE OFFICERS AND AFFILIATES OF THE COMPANY IN THE NOTES

None of the executive officers or directors of the Company or any associate of such executive officers or directors owns any Notes. During the 60 days preceding the date of this Offer to Purchase, none of the executive officers or directors of the Company has engaged in any transactions in the Notes. The Company will not purchase any Notes from its affiliates or the executive officers or directors of the Company. None of the Company or any of its majority-owned subsidiaries owns any Notes. During the 60 days preceding the date of this Offer to Purchase, none of the Company or any of its subsidiaries has engaged in any transactions in the Notes.

Below is a list of the directors and executive officers of the Company. The business address of each person set forth below is c/o Flotek Industries, Inc., 10603 W. Sam Houston Pkwy N., Suite 300, Houston, Texas 77064 and the telephone number is (713) 849-9911.

Name	Title
John W. Chisholm	President, Chief Executive Officer and Chairman of the Board
Kenneth T. Hern	Director
John S. Reiland	Director
Richard O. Wilson	Director
L.V. Bud McGuire	Director
L. Melvin Cooper	Director
Steven A. Reeves	Executive Vice President, Operations
Johnna D. Kokenge	Vice President, Chief Accounting Officer
M. Kevin Fisher	Executive Vice President, Global Business Development

PLANS OR PROPOSALS OF THE COMPANY

Except as set forth in the documents incorporated by reference herein, neither the Company, nor its directors and executive officers currently has any plans, proposals or negotiations that would be material to a Holder’s decision to Tender Notes, which relate to or which would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

•	any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries;

•	any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company or any of its subsidiaries;

•	any change in the present board of directors or management of the Company or any of its subsidiaries, including, but not limited to, any plans or proposals to change the number or the

•	term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

•	any other material change in the corporate structure or business of the Company or any of its subsidiaries;

•

any class of equity securities of the Company or any of its subsidiaries to be delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association;

•	any class of equity securities of the Company or any of its subsidiaries becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the suspension of the obligation of the Company to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities of the Company or the disposition of securities of the Company; or

•	any changes in the charter, bylaws or other governing instruments of the Company or other actions that could impede the acquisition of control of the Company.

AGREEMENTS INVOLVING THE COMPANY’S SECURITIES

The Company has entered into the following agreements relating to the Notes:

•	the Indenture; and

•	the Supplemental Indenture.

There are no agreements between the Company and any other person with respect to any other securities issued by the Company that are material to the Tender Offer or the Notes. The Company is not aware of any agreements between any directors or executive officers of the Company and any other person with respect to any other securities issued by the Company that are material to the Tender Offer or the Notes.

MISCELLANEOUS

We are not aware of any jurisdiction in which the making of the Tender Offer is not in compliance with the laws of such jurisdiction. If we become aware of any jurisdiction where the making of the Tender Offer would not be in compliance with such laws, we will make a good faith effort to comply with any such laws or may seek to have such laws declared inapplicable to the Tender Offer. If, after such good faith effort, we cannot comply with any such applicable laws, the Tender Offer will not be made to the Holders of Notes residing in each such jurisdiction.

The Depositary for the Tender Offer is:

American Stock Transfer & Trust Company

By Regular Mail:	By hand, express mail, courier or any other expedited service:

American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

By Facsimile (Eligible Institutions Only):

718 234-5001

For Confirmation by Telephone:

Toll-free (877) 248-6417

(718) 921-8317

Any questions regarding procedures for tendering Notes or requests for additional copies of this Offer to Purchase or the Letter of Transmittal may be directed to the Information Agent at:

AST Phoenix Advisors

Information Agent

6201 15th Avenue

Brooklyn, New York 11219

Toll Free: (877) 478-5038

Banks and Brokers, Call Collect: (212) 493-3910

You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Tender Offer.